SCHEDULE 14A

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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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the Securities Exchange Act of 1934

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VOYA PRIME RATE TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

The Board of Voya Prime Rate Trust (PPR) is committed to acting in the interests of ALL shareholders and, at the upcoming Annual Meeting on July 9, 2020, strongly recommends you vote the “WHITE” card “FOR” the Board-approved nominees and “AGAINST” the self-serving proposal submitted by a hedge fund managed by Saba Capital Management (together with the hedge fund, “Saba”).

Here are the facts:

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Voya Prime Rate Trust has paid income consistently to investors since inception. The Fund has paid a dividend every month since 1988, and, for the last decade, over 99% of the Fund’s distributions have been paid from a combination of income and capital gains earned by the Fund.

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The Fund is managed to outperform in periods of increased risk. In three major recent market drawdowns (Q4 2018, Energy Crisis 2016, Financial Crisis 2008), the Fund’s performance has ranked in the top quintile of its Morningstar category peers.

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Saba’s tender offer proposal is in Saba’s interest – not yours. A self-tender of the size that Saba proposes would require the Fund to dispose of more than half of its assets in uncertain market conditions, with the losses and costs being borne largely by shareholders other than Saba.

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Activists that target closed-end funds have been criticized by third party experts, including prominent members of the Securities and Exchange Commission (SEC). Former SEC Commissioner Robert Jackson said in testimony before the U.S. House of Representatives last year, “One of the things that is most troubling about [closed-end fund activism] is that closed-end funds ordinarily are held by retail investors... who bought the fund with the understanding that it wouldn’t be attacked in just this way.”

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Your Board has the right experience and knowledge, and a track record of acting in your best interest. Your Board consists of eight Trustees with decades of experience in the aggregate protecting the interests of shareholders. They possess the critical skills, qualifications, requisite expertise, and diverse backgrounds to oversee your investment and support the continuity and stability of the Fund’s operations during a time of increased volatility.

Unlike Saba, your Board represents your interests, and continues to consider a range of options that benefit shareholders more broadly under a greater variety of market conditions than Saba’s proposal and that will be less disruptive to the Fund’s shareholders and operations.

DON’T LET SABA’S PURSUIT OF SHORT-TERM PROFITS PUT ITS INTERESTS ABOVE YOURS.

VOTE THE “WHITE” CARD TODAY.

Voya Prime Rate Trust